Exhibit 99.1

For further Information: At the Company: Ron Santarosa 805-322-9333	At The Investor Relations Company: Tad Gage or Woody Wallace 312-245-2700	Corporate Headquarters Address: 1880 Century Park East, Suite 800 Los Angeles, CA 90067

FOR IMMEDIATE RELEASE

First California Financial Group Reports Third Quarter 2007 Results

•	3Q 2007 net income of $2.4 million versus $3.1 million in 2Q 2007
•	Loan volume up sharply in September
•	Company lowers operating expenses from 2Q 2007
•	Asset quality remains high, no loan loss provision

Los Angeles, CA, October 18, 2007 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported net income rose to $2.4 million for its third quarter ended September 30, 2007, or 20 cents per diluted share, compared with third quarter 2006 net income of $1.8 million or 29 cents per diluted share. Net income in third quarter 2007 reflects a pre-tax charge of approximately $540,000 or 4 cents per diluted share for a pre-existing severance arrangement related to the departure of the company’s chief credit officer in mid-September.

For the nine months of 2007, First California reported net income of $4.4 million or 41 cents per diluted share. The per share data for 2007 reflects the increase in outstanding weighted average shares that resulted from issuing 5.9 million common shares in connection with the merger with FCB Bancorp completed in the 2007 first quarter. First California Financial Group, Inc. was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred in March 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile.

“In a quarter fraught with economic challenges throughout the country, we believe our third quarter performance indicates the relative strength of the markets we serve and of First California’s ability to maintain a high level of quality in loans and deposits,” said C. G. Kum, president and CEO. “Although we experienced some of the same challenges as many financial institutions, we are laying a strong foundation for growth. We also lowered operating costs, which we believe reflects ongoing efficiencies related to the merger, the integration of Mercantile National Bank, South Bay Bank, N.A. and First California Bank in June 2007 and strong cost controls. This was a major goal for the quarter.”

Net interest income for the third quarter increased to $11.0 million, up 87 percent from $5.9 million for the same quarter a year ago, primarily because of the merger. Net interest income for the 2007 second quarter was $11.7 million. The net interest margin on a tax equivalent basis for the third quarter this year was 4.62 percent, down from 5.09 percent for the 2006 third quarter and down from 5.07 percent for the second quarter 2007. Net interest income for the nine months of 2007 was $29.6 million compared with $17.5 million for the same period last year.

Noninterest income includes service charges on deposit accounts, fees and other income as well as income from loan sales and commissions and trading gains and losses from non-hedge derivatives. Service charges, fees and other income for the third quarter increased to $858,000 from $273,000 for the third quarter a year ago because of the merger. Last quarter, service charges, fees and other income was $824,000. For the first nine months of 2007 service charges, fees and other income was $2.4 million compared with $859,000 a year ago.

New revenue sources that resulted from the merger – loan sales and commissions – were $540,000 in third quarter 2007, down from $816,000 in second quarter 2007 on a lower volume of loans sold. Loans sold in third quarter 2007 were $19.6 million compared with $39.1 million in second quarter 2007. There were no loan sales and commissions in the third quarter last year. Third quarter 2007 loan sales and commissions were down slightly from second quarter 2007, however the company noted this primarily reflects seasonality of the business. In addition, the company’s early termination of certain interest rate swaps (non-hedge derivatives) in the third quarter 2006 resulted in a gain of $550,000. There were no trading gains or losses on non-hedge derivatives in the first nine months of 2007.

The efficiency ratio was 63 percent for the third quarter of 2007 compared with 52 percent a year ago. For the first nine months, the efficiency ratio was 63 percent compared with 60 percent for the same period last year. The efficiency ratio in second quarter 2007 was 61%.

“Since the merger, we have made investments in compliance and risk management personnel to address the complexities of a larger bank,” noted Kum. “In spite of these expenses, we are encouraged we were able to maintain our efficiency ratio compared with second quarter 2007.” As part of its drive toward greater efficiency, the company during the quarter closed a loan production office in Beverly Hills and consolidated these activities into its full-service Century City location.

Loans Increase; Asset Quality Remains Strong

As of September 30, 2007 loans stood at $760 million, up 112 percent from $358 million at the end of the 2006 third quarter. At the end of second quarter 2007, loans were $731.1 million. Although loan growth was relatively flat, management noted that lending activity increased significantly in the final weeks of September.

“We believe this shows First California is beginning to hit its stride following the merger and successfully implementing our growth initiatives,” explained Kum.

As of September 30, 2007, deposits were $767 million, up 102 percent from $379 million at the end of third quarter 2006. The increase in loans and deposits reflects the merger completed with FCB Bancorp.

The ratio of the allowance for loan losses to loans was 1.06 percent at the end of the third quarter. There was no provision for loan losses in either the third, second or first quarter of 2007.

Nonaccrual loans of $5.7 million at September 30, 2007 represent a matured real estate secured loan. The company anticipates full repayment of this loan with interest and does not anticipate a loss. The decline in nonaccrual loans since second quarter 2007 resulted from the $272,000 charge-off of one other nonaccrual loan.

Fourth Quarter Outlook

During the fourth quarter, management anticipates completing the integration of employees into the new First California culture, and blending the cultures of the three merged banks. Management notes that with the merger-related activities essentially behind it, the company is developing its growth strategies for 2008, and will begin a marketing campaign to broaden awareness of the First California Bank brand throughout its served markets. The company notes that the Southern California business climate continues to be stable, with low unemployment.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses and commercial real estate, development and construction concerns. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to ongoing operating efficiencies related to First California’s mergers, the successful implementation of First California’s growth initiatives, the completion of the integration of employees into the new First California culture and blending the cultures of the three merged banks, the development of First California’s growth plan for implementation in 2008, the implementation of First California’s new marketing campaign and brand development strategy and the continuation of a strong business climate, low unemployment, continuing demand for new commercial construction and a positive business lending environment in Southern California. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of First California and First California Bank to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

(Financial Tables Follow)

First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)

As of or for the quarter ended	30-Sep-07	30-Jun-07	31-Mar-07	31-Dec-06	30-Sep-06
Income statement summary
Net interest income	$10,954	$11,710	$6,922	$5,805	$5,861
Service charges, fees & other income	858	824	680	315	273
Loan commissions & sales	540	816	257	—	—
Operating expenses	7,819	8,094	5,249	3,889	3,477
Provision for loan losses	—	—	—	104	72
Amortization of intangible assets	242	353	62	55	56
Gain on sale of charter	—	2,375	—	—	—
Integration/conversion expense	540	1,427	3,476	—	—
Expense of early termination of debt	—	—	1,564	—	—
Insurance proceeds and other	—	—	—	808	—
Trading gains (losses) on non-hedge derivatives	—	—	—	—	550
Net settlement on interest rate swaps	—	—	—	—	5

Income (loss) before tax	3,751	5,851	(2,492)	2,880	3,084
Tax expense (benefit)	1,340	2,741	(1,397)	1,196	1,328

Net income (loss)	$2,411	$3,110	$(1,095)	$1,684	$1,756

Balance sheet data
Total assets	$1,091,696	$1,033,782	$1,064,896	$501,563	$494,197
Shareholders’ equity	135,233	131,209	128,113	45,069	42,777
Common shareholders’ equity	134,233	130,209	127,113	44,069	41,777
Earning assets	967,954	914,784	933,048	472,132	465,698
Loans	759,831	731,098	722,445	365,718	358,220
Loans—held for sale	3,567	7,256	25,583	—	—
Securities	204,281	173,654	182,220	104,414	105,478
Federal funds sold & other	275	2,775	2,800	2,000	2,000
Interest-bearing funds	741,246	670,377	723,418	335,633	331,742
Interest-bearing deposits	566,799	557,034	572,679	264,869	263,678
Borrowings	147,811	86,721	123,734	55,300	52,600
Junior subordinated debt	26,635	26,622	27,005	15,464	15,464
Goodwill and other intangibles	60,231	60,472	60,605	4,410	4,464
Deposits	767,237	776,596	770,768	380,614	379,418

Asset quality data and ratios
Loans past due 90 days and accruing	$890	$953	$100	$—	$338
Nonaccruing loans	5,720	5,992	334	—	—

Total nonperforming loans	6,610	6,945	434	—	338
Foreclosed property	244	161	303	303	—

Total nonperforming assets	$6,854	$7,106	$737	$303	$338

Allowance for loan losses	8,085	8,296	8,296	4,740	4,661
Allowance for loan losses to loans	1.06%	1.13%	1.15%	1.30%	1.30%

Common shareholder data
Basic earnings (loss) per share	$0.21	$0.27	$(0.16)	$0.30	$0.32
Diluted earnings (loss) per share	$0.20	$0.25	$(0.15)	$0.28	$0.29
Book value per share	$11.46	$11.11	$11.01	$7.73	$7.45
Tangible book value per share	$6.32	$5.95	$5.76	$7.03	$6.75
Shares outstanding	11,715,310	11,715,185	11,545,601	5,650,147	5,551,267
Basic weighted average shares	11,715,245	11,565,075	6,902,629	5,597,733	5,545,903
Diluted weighted average shares	12,246,499	12,241,087	7,160,279	6,004,100	5,985,837

Selected ratios
Return (loss) on average assets	0.93%	1.19%	-0.63%	1.34%	1.43%
Return (loss) on average equity	7.19%	9.63%	-5.12%	15.29%	17.05%
Equity to assets	12.39%	12.69%	12.03%	8.99%	8.66%
Tangible equity to tangible assets	7.27%	7.27%	6.72%	8.18%	7.82%
Efficiency ratio	63.30%	60.63%	66.79%	63.55%	51.98%
Net interest margin [tax equivalent]	4.62%	5.07%	4.13%	4.86%	5.09%

First California Financial Group

Unaudited Financial Results (con’t)

(in thousands except for share data and ratios)	YTD	YTD
	30-Sep-07	30-Sep-06
Income statement summary
Net interest income	$29,586	$17,543
Service charges, fees & other income	2,362	859
Loan commissions & sales	1,613	—
Operating expenses	21,162	10,916
Provision for loan losses	—	144
Amortization of intangible assets	657	168
Gain on sale of charter	2,375	—
Integration/conversion expense	5,443	—
Expense of early termination of debt	1,564	—
Insurance proceeds and other	—	—
Trading gains (losses) on non-hedge derivatives	—	(267)
Net settlement on interest rate swaps	—	77

Income (loss) before tax	7,110	6,984
Tax expense (benefit)	2,684	3,026

Net income (loss)	$4,426	$3,958

Balance sheet data
Total assets	$1,091,696	$494,197
Shareholders’ equity	135,233	42,777
Common shareholders’ equity	134,233	41,777
Earning assets	967,954	465,698
Loans	759,831	358,220
Loans—held for sale	3,567	—
Securities	204,281	105,478
Federal funds sold & other	275	2,000
Interest-bearing funds	741,246	331,742
Interest-bearing deposits	566,799	263,678
Borrowings	147,811	52,600
Junior subordinated debt	26,635	15,464
Goodwill and other intangibles	60,231	4,464
Deposits	767,237	379,418

Asset quality data and ratios
Loans past due 90 days and accruing	$890	$338
Nonaccruing loans	5,720	—

Total nonperforming loans	6,610	338
Foreclosed property	244	—

Total nonperforming assets	$6,854	$338

Allowance for loan losses	8,085	4,661
Allowance for loan losses to loans	1.06%	1.30%

Common shareholder data
Basic earnings (loss) per share	$0.44	$0.71
Diluted earnings (loss) per share	$0.41	$0.66
Book value per share	$11.46	$7.53
Tangible book value per share	$6.32	$6.72
Shares outstanding	11,715,310	5,551,267
Basic weighted average shares	10,078,612	5,535,676
Diluted weighted average shares	10,681,037	6,008,041

Selected ratios
Return (loss) on average assets	0.50%	0.83%
Return (loss) on average equity	5.27%	9.98%
Equity to assets	12.39%	8.66%
Tangible equity to tangible assets	7.27%	7.82%
Efficiency ratio	63.02%	59.94%
Net interest margin [tax equivalent]	4.73%	4.20%

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